Exhibit 97.1
GENFIT

Compensation Recovery Policy

Adopted by the Board of Directors on March 28, 2023

Policy Statement
The Board of Directors has established this Compensation Recovery Policy (the “Policy”) in order to comply with the Nasdaq listing standards relating to recovery of erroneously awarded executive compensation (the “Nasdaq Listing Rules”) that will be adopted by Nasdaq as required by Rule 10D-1 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).
This Policy applies to compensation received on or after the effective date of the Nasdaq Listing Rules as so amended to include Nasdaq Listing Rule 5608.
The provisions of this Policy shall be interpreted according to applicable U.S. securities laws, and the rules and regulations (the “U.S. Securities Laws”) as interpreted by the U.S. Securities and Exchange Commission (the “SEC”), including Section 10D of the Exchange Act, Rule 10D-1 under the Exchange Act, the Nasdaq Listing Rules, any applicable SEC or Nasdaq guidance or interpretations issued from time to time regarding such erroneously awarded incentive-based compensation recovery requirements, and French law and laws of any other jurisdiction which apply to the Company further to employment agreements governing employment of the Group’s executive officers (collectively, the “Applicable Rules”). Notwithstanding anything in this Policy to the contrary, at all times, this Policy remains subject to interpretation and operation in accordance with the Applicable Rules.

Definitions
Unless the context otherwise requires, the following definitions apply for purposes of this Policy.
Executive Officer: An executive officer is any of the Company’s current or former executive officer, as determined by the Board of Directors upon the recommendation of the Nomination and Compensation Committee, which will include at a minimum the Company’s chief executive officer, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company.
Financial Reporting Measures: Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the SEC.
Incentive-Based Compensation: Incentive-based compensation is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure including, without limitation, any annual or pluriannual variable compensation, non-compete indemnities, severance pay, and the award or vesting of free shares and/or stock options. For purposes of clarity, incentive-based compensation includes compensation that is in any plan, other than tax-qualified retirement plans, including long term disability, life insurance, and supplemental executive retirement plans, and any other compensation that is based on such incentive-based compensation, such as earnings accrued on notional amounts of incentive-based compensation contributed to such plans.

Received: Incentive-based compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.

Purpose and requirements of the Executive Officers’ Compensation Recovery Policy of the Company
(1) Unless a clawback exception (as defined below) applies with respect to one or more executive officers the Company will recover reasonably promptly from each executive officer the amount of erroneously awarded incentive-based compensation to such executive officer in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the U.S. Securities Laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. If a clawback exception applies with respect to one or more executive officers, the Company may forgo such recovery under this Policy from any such executive officer(s).
(i) This Policy applies to all incentive-based compensation received by an executive officer:
(A) After such executive officer begins service as an executive officer;
(B) Who served as an executive officer at any time during the performance period for such incentive-based compensation;
(C) While the Company has a class of securities listed on an U.S. securities exchange or an U.S. securities association; and
(D) During the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in paragraph (1) of this Policy. In addition to these last three completed fiscal years, the Policy applies to any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year. The Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.
(ii) For purposes of determining the relevant recovery period, the date that the Company is required to prepare an accounting restatement as described in paragraph (1) of this Policy is the earlier to occur of:
(A) The date the Company’s board of directors, a committee of the board of directors, or the officer or officers of the Company authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement as described in paragraph (1) of this Policy; or
(B) The date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement as described in paragraph (1) of this Policy.
(iii) The amount of incentive-based compensation that is subject to the Policy (“erroneously awarded compensation”) is the amount of incentive-based compensation received during the applicable period set forth in paragraph (1)(i)(D) above that exceeds the amount of incentive-based compensation that otherwise would have been received during such a period had it been determined based on the restated amounts, and is computed without regard to any taxes paid. For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement:

(A) The amount is based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and
(B) The Company maintains documentation of the determination of that reasonable estimate and provides such documentation to Nasdaq.
(iv) The Company is required to recover erroneously awarded compensation except to the extent that the conditions of paragraphs (1)(iv)(A), (B), or (C) of this Policy are met, and the Company’s Nominations and Compensation Committee has made a determination that recovery would be impracticable in accordance with Rule 10 D-1 under the Exchange Act (in such circumstances, a “clawback exception” applies):
(A) The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company makes a reasonable attempt to recover such erroneously awarded compensation from such executive officer, documents such reasonable attempt(s) to recover, and provides that documentation to Nasdaq.
(B) Recovery would violate French law or other law which applies to the Company and to executive officers’ employment agreement. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on violation of French law or other law which applies to the Company and to executive officers’ employment agreement, the Company must obtain an opinion of a home-country counsel, acceptable to Nasdaq, that recovery would result in such a violation, and must provide such opinion to Nasdaq.
(C) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the U.S. requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder, or analogous non-U.S. tax-qualified retirement plans, to the extent permitted by Applicable Rules. For purposes of clarity, this clawback exception only applies to tax-qualified retirement plans and does not apply to other plans, including long term disability, life insurance, and supplemental executive retirement plans, or any other compensation that is based on incentive-based compensation in such plans, such as earnings accrued on notional amounts of incentive-based compensation contributed to such plans.
(v) The Company shall not pay or reimburse for insurance for, or indemnify, any executive officer against the loss of erroneously awarded compensation.

Administration and Interpretation
The Company’s Board of Directors upon recommendation by the Nominations and Compensation Committee will administer this Policy in accordance with the Applicable Rules, and will have full and exclusive authority and discretion to supplement, amend, repeal, interpret, terminate, construe, modify, replace and/or enforce (in whole or in part) this Policy, including the authority to correct any defect, supply any omission or reconcile any ambiguity, inconsistency or conflict in the Policy, subject to the Applicable Rules, and, will review the Policy from time to time and will have full and exclusive authority to take any action it deems appropriate.
The Company’s Board of Directors upon recommendation by the Nominations and Compensation Committee will have the authority to offset any compensation or benefit amounts that become due to the applicable Covered Officers to the extent permissible under 26 U.S.C. 409A, as amended, and as it deems necessary or desirable to recover any erroneously awarded compensation.
Each executive officer, upon being so designated or assuming such position, is required to execute and deliver an acknowledgment of and consent to this Policy, in a form reasonably acceptable to and provided by the Company from time to time, (i) acknowledging and consenting to be bound by the terms of this Policy, (ii) agreeing to fully cooperate with the Company in connection with any of such executive officer’s obligations to the Company pursuant to this Policy, and (iii) agreeing that the Company may enforce its rights under this Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under this Policy.

Disclosure
    This Policy, and any recovery of erroneously awarded compensation by the Company pursuant to this Policy that is required to be disclosed in the Company’s filings with the SEC, will be disclosed as required by the U.S. Securities Act of 1933, as amended, the Exchange Act, and related rules and regulations, including the Applicable Rules.